Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces U.S. Federal Income Tax Treatment of 2024 Dividends

Dallas, Texas - January 31, 2025 - Capital Southwest Corporation (“Capital Southwest” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, announced today the U.S. federal income tax treatment of its 2024 dividends.
U.S. Federal Income Tax Treatment of 2024 Dividends
Capital Southwest paid dividends totaling $2.53 per share that are attributable to the tax year ended December 31, 2024, with 100.00% of those dividends comprised of ordinary income, including net short-term capital gains. The Company has posted information regarding the U.S. federal income tax characteristics of its dividends that are attributable to 2024 on its website (http://www.capitalsouthwest.com/tax-information).
The amounts shown in the table below represent the final classification of the Company’s 2024 dividends. This information supersedes any estimated information you may have received during the year. Calendar-year 2024 dividends are classified as follows:
(i) Form 1099-DIV Box 1a includes the combined amounts of the columns "Ordinary Dividend Per Share" and "Qualified Dividends Per Share," contained within table above.
(ii) The portion of the dividend reported in Box 1a treated as Qualified Dividend is reported on Form 1099-DIV in Box 1b.
(iii) Net Capital Gain Dividend is reported on Form 1099-DIV in Box 2a.
(iv) The Company designates the above percentages of each of the total dividends by payment date as Interest-Related Dividend and Short-Term Capital Gain Dividend in accordance with Sections 871(k) and 881(e) under the Internal Revenue Code (the "Code").
(v) The percentages designate the portion of Capital Southwest's dividends received by Non-U.S. Residents and Foreign Corporation Shareholders that constitute Interest-Related Dividends, Short-Term Capital Gains Dividends, and Net Capital Gain Dividends to total amount of the dividends derived which generally are exempt from U.S. withholding tax for these periods for Non-U.S. Residents and Foreign Corporation Shareholders.

Non-U.S. residents and foreign corporation shareholders ("Non-U.S. Shareholders") in a regulated investment company ("RIC"), such as Capital Southwest, are exempt from U.S. withholding tax on both "interest-related" dividends and short-term capital gains in accordance with Sections 871(k) and 881(e) of the Code. In addition, Non-U.S. Shareholders in a RIC are also exempt from U.S. withholding tax on long-term capital gains. Approximately 92.89% of Capital Southwest’s 2024 dividends relate to interest and short-term capital gains.  See the "Tax Treatment of 2024 Dividends for Non-U.S. Shareholders" posted on the Company's website for more details (http://www.capitalsouthwest.com/tax-information).

Dividends distributed to Non-U.S. Shareholders may have been withheld to pay U.S. federal income tax. Non-U.S. Shareholders should contact their tax advisor with any questions regarding this information, and its application to any claim for refund of taxes paid to the U.S. Internal Revenue Service.
About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.5 billion in investments at fair value as of September 30, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien, and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.
Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829